Exhibit 99.1

For Immediate Release
Media Contacts:
Michael Nank, Vulcan Inc., 206/342-2000
Nancy S. Juetten, representing EvergreenBank, 425/641-5214

EvergreenBank to Open New Branch in South Lake Union

Independent Community Bank Is Newest Service Planned for Neighborhood

SEATTLE – Aug. 23, 2004 – EvergreenBank today announced it has signed a lease with Vulcan Inc. for a 1,732-square-foot branch office at the Seattle Biomedical Research Institute (SBRI) Building at 307 Westlake Ave. in Seattle’s South Lake Union neighborhood.

The South Lake Union location will be EvergreenBank’s fifth branch. The bank is a wholly owned subsidiary of EvergreenBancorp, Inc. (OTCBB: EVGG), and currently operates offices in Seattle, Lynnwood, Bellevue and Federal Way.

“EvergreenBank is one of the few remaining local independent banks and today our commitment to the Puget Sound region is further demonstrated through the announcement of our fifth office,” said Gerald O. Hatler, president and CEO of EvergreenBank. “South Lake Union is developing into a vibrant business community and we’re proud to be part of the revitalization of the neighborhood.”

EvergreenBank’s South Lake Union office is planned to open in October 2004 and will offer highly-personalized customer service for both commercial and consumer customers. All EvergreenBank locations offer checking and savings accounts, loans, Certificates of Deposit, electronic banking, and investment services in comfortable surroundings; with most offices featuring wide-screen plasma televisions showing current financial news.

In addition, EvergreenBank has no traditional teller line, but instead offers customer service desks where customers and Personal Financial Representatives sit down. Online banking stations and a self-service area also provide additional choices for customers. EvergreenBank also offers its commercial clients the convenience of courier banking throughout Western Washington.

EvergreenBank joins a number of new businesses which have recently signed on to move to the South Lake Union neighborhood including Blue Moon Burgers, Paddy Coyne’s Irish Pub, Rosalind’s Café, West Coast Frogs and Uptown Espresso.

“EvergreenBank will be a valued amenity for businesses located in South Lake Union and the surrounding neighborhoods, and we are happy to welcome them to the community,” said Ada M. Healey.

Vulcan Inc., which owns approximately 60 acres in the neighborhood, has recently completed several new commercial and residential projects, including the Seattle Biomedical Research Institute Building totaling 112,000 square feet, the Interurban Exchange III building (home to Rosetta Inpharmatics/Merck) totaling 136,000 square feet and the Alcyone Apartments, offering 162 new apartment homes.

Vulcan’s projects under construction include the 78,000-square-foot 428 Westlake building (the future Seattle headquarters for Tommy Bahama) and the 105,000-square-foot renovation of 800 Mercer St., which will be the first phase of the new UW Medicine Lake Union research campus. Vulcan also recently

— more —

PAGE 2/2

broke ground on 2200 Westlake, a 550,000-square-foot mixed-use project with a Pan Pacific Hotel, Whole Foods Market and condominiums; and 223 Yale, a 362,000-square-foot mixed-use project with 156 residences, office space and street-level retail.

Vulcan also recently agreed to sell two acres to Pacific Retirement Services, Inc., which will build 400 senior housing units in the neighborhood.

About Vulcan Inc.
Vulcan Inc. creates and advances a variety of world-class endeavors and high-impact initiatives that change and improve the way people live, learn, do business and experience the world. Founded in 1986 by investor and philanthropist Paul G. Allen, and under the direction of president and CEO Jody Patton, Vulcan oversees various business and charitable projects including real estate holdings, investments in more than 40 companies, from Charter Communications, DreamWorks SKG and Digeo Broadband to Sporting News, the Seattle Seahawks NFL and Portland Trail Blazers NBA franchises, First & Goal Inc., Vulcan Productions, the Seattle Cinerama theatre, Experience Music Project, Science Fiction Museum and Hall of Fame and the Paul G. Allen Family Foundation. For more information about Vulcan, please visit www.vulcan.com.

About EvergreenBank

Founded in 1971, EvergreenBank is a wholly owned subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is one of the few locally owned, independent community banks left in the Puget Sound region and offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; financial planning and investment services; Internet banking; and merchant credit card processing services. The EvergreenBank brand of friendly, attentive, “once and done” customer service is one of the reasons customers remain loyal to the bank. Many have banked with EvergreenBank for 30 years or more. EvergreenBank operates four full-service branch offices located in Downtown Bellevue, Lynnwood, Federal Way, and the Cascade Area Neighborhood of Seattle. A fifth branch is scheduled to open in the South Lake Union community of Seattle in October. Visit www.EvergreenBank.com to learn more.

# # #